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                                                                   EXHIBIT 10.56

                       LICENSE AND DISTRIBUTION AGREEMENT

This Agreement is between Sumitomo Pharmaceuticals Co., Ltd. ("Sumitomo") and NeXstar Pharmaceuticals, Inc. ("NeXstar") in connection with registration, sale and marketing of NeXstar's product AmBisome in Japan. The term "AmBisome" shall mean, for the purpose of this Agreement, a liposomal antifungal agent having amphotericin B as an effective substance and other compositions as defined in Exhibit A attached to this Agreement. NeXstar has developed and is now selling AmBisome elsewhere in the world. NeXstar has generated, and will continue to generate, data (the "Product Data") which in its present form is sufficient to have obtained product registrations for AmBisome from medicines control agencies in 23 countries. AmBisome is protected in Japan by Patent No. 1890276 and Patent Application No. 284828/88 (Patent Rights), and the trademark AmBisome is protected in Japan by registered No. 2430891 (Trademark), all in the name of NeXstar Pharmaceuticals, Inc. NeXstar and Sumitomo desire to have the AmBisome product, as it is registered in various countries elsewhere in the world, developed, registered and marketed in the Japanese market, and therefore agree as follows.

1. LICENSED RIGHTS. NeXstar grants to Sumitomo an exclusive license with a right to sublicense under the Patent Rights and Trademark in Japan for the sale and use of AmBisome in Japan for the term of this Agreement. Before Sumitomo exercises its right to sublicense AmBisome to another party, Sumitomo obtains NeXstar's prior approval, such approval not being unreasonably withheld.

2. SUPPLY OF PRODUCT. All AmBisome to be transferred to Sumitomo under the terms of this Agreement (Product) shall be manufactured by NeXstar and supplied by NeXstar in nude vials at NeXstar's price of vial in U.S. dollars, C.I.F. Osaka.
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        2-1.    [Confidential Material omitted and filed separately with the
                Securities and Exchange Commission pursuant to Section 24b-2 of the Securities Exchange Act of 1934.]

        2-2. All the product will be packaged and labeled by Sumitomo in accordance with all regulatory requirements for use and/or sale of AmBisome in Japan.

        2-3.    Order and Forecast

                At the beginning of April and October in every year, Sumitomo shall provide to NeXstar a forecast of the number of vials of AmBisome required for its sales in the next six (6) months starting in April and October respectively. Sumitomo shall place firm orders based upon such forecast two (2) months before deliveries.

        2-4.    Specification

                All the Product shall meet the specifications set forth in Exhibit B attached to this Agreement ("Specification"). The analytical test method of Product (Analytical Test Method) for the Specification shall be specified in the Exhibit C attached to this Agreement. If such Product is found not to meet the Specification by Sumitomo using Analytical Test Method and by NeXstar with a confirmatory test using the same method, NeXstar shall supply Sumitomo with new AmBisome for the replacement at NeXstar's cost. In case the test results are different between
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                Sumitomo and NeXstar, both parties shall discuss the cause of the difference and decide how to handle the matter. In case any revision or supplement to the Specification and/or Analytical Test Method, the parties shall discuss and agree on the revision of Exhibit B and C. In case an unexpected incident, whatsoever it is, is caused by anything not being prescribed by Specification, both parties shall meet and discuss how to deal with the situation. NeXstar shall not change or modify the manufacturing process of AmBisome without prior written consent of Sumitomo.

        2-5. Sumitomo shall make payment of the Product in U.S. dollars within thirty (30) days after the confirmation that Product meets the Specification by Sumitomo.

        2-6. Sumitomo shall have the right to inspect NeXstar's plant to check GMP conformance.

3. INFORMATION AND CLINICAL TRIALS. Sumitomo, with the Product Data and cooperation from NeXstar, will seek the registration of AmBisome as a licensed pharmaceutical with the Japanese Ministry of Health and Welfare (the "Registration") at its own cost. Sumitomo will conduct any additional preclinical studies and clinical trials required for the Registration. NeXstar will supply up to 63,000 vials of Product for such preclinical and/or clinical studies to Sumitomo free of charge. Should Sumitomo require more than 63,000 vials for such preclinical and/or clinical testing, such further Product will be supplied at a cost to Sumitomo of twenty-five dollars ($25.00) per vial. The Product Data to be supplied to Sumitomo will be used solely for the purpose of the Registration.

        3-1.    Information Exchange

                Until the launch of AmBisome in Japan, both parties will meet at least annually to discuss and to exchange information on the AmBisome. During the development period Sumitomo shall send to NeXstar progress reports semiannually. Sumitomo shall provide NeXstar with copies of all data, analyses and reports of additional
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                studies conducted by Sumitomo solely for NeXstar's use in
                seeking additional or expanded registrations of AmBisome in the territories outside Japan.

        3-2. Sumitomo shall be responsible for decisions concerning the design and execution of the application for the Registration, and the conduct of additional preclinical and clinical studies required for the Registration. NeXstar shall collaborate with Sumitomo for such decision making.

        3-3.    Manufacturing Information

                NeXstar shall provide Sumitomo with sufficient manufacturing information on AmBisome for the Registration in Japan. Sumitomo agrees to maintain manufacturing information in strict confidence and not to disclose the same to any other party without NeXstar's prior written consent and not to use such information for any other purpose than Registration.

        3-4.    Adverse Event Report

                Each party shall provide to the other adverse event reports at the same time they are provided to the regulatory authorities as required by law.

4. [Confidential Material omitted and filed separately with the Securities and Exchange Commission pursuant to Section 24b-2 of the Securities Exchange Act of 1934.]

5.      ROYALTIES.

        5-1. [Confidential Material omitted and filed separately with the Securities and Exchange Commission pursuant to Section 24b-2 of the Securities Exchange Act of 1934.]


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        5-2.    When Patent Rights no longer exists, the royalty will be
                reduced to two (2) percent of Net Sales. In the event that a true generic form of AmBisome were to be marketed in Japan the royalty would drop to 1%.

        5-3.    Net Sales

                Net Sales shall mean the total of the invoiced sales price of AmBisome to wholesalers recorded as revenue by Sumitomo, less

                (1)     actual credited allowances to, and

                (2) chargebacks from the account of such unaffiliated customers for damaged or out-dated and returned product, to the extent such amounts are included in the invoiced sales price,

                (3)     rebates and

                (4)     discount.

        5-4.    Withholding tax.

                All payments to be made under this Agreement shall where required by the applicable laws of Japan be made after deduction of withholding and other taxes.

6. MARKETING. Sumitomo shall distribute the AmBisome only under the AmBisome Trademark in Japan, and shall not gain any vested trademark rights in the Trademark thereby. NeXstar shall be responsible for keeping the Trademark effective at NeXstar's expense in Japan. By the end of March and September in every year, Sumitomo shall submit to NeXstar a marketing plan, which shall explain Sumitomo's proposed marketing and distribution efforts for AmBisome for the next 12 months. This marketing plan will be formulated with the advice of NeXstar and, where possible, will


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        make use of promotional materials developed by NeXstar for use in its current markets. Sumitomo shall market AmBisome in accordance with the marketing plan.

7. PAYMENTS. Payment of royalties by Sumitomo to NeXstar from sales of AmBisome shall be made within two (2) weeks after reports in section 8 are sent to NeXstar. Payments by Sumitomo to NeXstar shall be made in U.S. dollars. Payments shall be calculated for each calendar quarter at the exchange rate (T.T.S.) on the last business day of such calendar quarter published in the United States Edition of the Wall Street Journal under the Foreign Exchange listings. Sumitomo agrees at most once in each calendar year, if necessary, to permit an independent certified public accounting firm representing NeXstar and which is reasonably acceptable to Sumitomo, upon NeXstar's written request, to have access during normal business hours to such of the records of Sumitomo as may be reasonably necessary to verify the accuracy of the determination of royalties for any year ending not more than thirty-six
        (36) months prior to the date of such request at NeXstar's cost. Such firm shall report to NeXstar only the information necessary to verify the accuracy of royalty payment.

8. REPORTS. Sumitomo shall furnish NeXstar with quarterly written reports showing

        (a) the gross sales of all AmBisome sold by Sumitomo and the calculation of Net Sales from such gross sales.

        (b) the royalties payable to NeXstar in U.S. dollars, if any, which have accrued based upon Net Sales of AmBisome.

        (c) withholding taxes, if any, required by law to be deducted in respect of such sales.

        (d) the exchange rates used in determining the amount of U.S. dollars. Reports will be sent to NeXstar within one (1) month after the end of each quarter.
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        All records which Sumitomo must maintain under this Agreement shall be full, true and accurate and shall contain all information and data which may be necessary to ascertain and verify the royalties payable hereunder. Such records shall be maintained for a period of seven (7) years from the date of each payment.

9. CONFIDENTIALITY. Neither Sumitomo nor NeXstar will make any public statement or other disclosure of information concerning any aspect of this Agreement without the approval of the other party hereto, except that each party may make such disclosures as may be required by applicable law, including U.S. or Japanese securities laws. For the term of this Agreement and five (5) years after the expiration or termination of this Agreement, each Party shall hold all financial and technical data, know-how or other information received from the other Party in connection with the development, or sale of the AmBisome in confidence and shall not use such information, except for;

        (1) information that must be disclosed to government agencies for the purpose of registering AmBisome

        (2) information that is disclosed pursuant to any order or requirement of a court, administrative agency, or other governmental body

        (3) information that is or becomes part of the public domain through no fault of the receiving party

        (4) information that is previously known to the receiving party at the disclosure as shown by written records

        (5) information which becomes known to the receiving party from another source without breach of secrecy obligation to the disclosing party, or

        (6) information that was or is independently developed by the receiving party.




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10.     PATENT PROSECUTION AND MAINTENANCE. NeXstar shall take best efforts to continue patent prosecution and maintain patent protection as regards Patent Rights in Japan at NeXstar's cost.

11. INFRINGEMENT OF THE PATENT RIGHTS AND TRADEMARK. NeXstar shall have the right to initiate an infringement or other appropriate suit or proceeding against a third party that has infringed any of the Patent Rights and Trademark. NeXstar shall have the sole right to elect counsel and, except as provided in the following sentence, shall pay all expenses of the suit or proceeding including without limitations attorney's fees and court costs. Sumitomo has the right to participate and, wherever necessary in order for NeXstar to adequately litigate such suit or proceeding, Sumitomo shall offer reasonable assistance to NeXstar in connection with any such proceeding at no charge to NeXstar except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. Any damages, royalties, settlement fees or other consideration received in any such suit or other proceeding shall be allocated first to cover the out-of-pocket expenses, including reasonable attorney fees, incurred by either party in connection with any such suit or other proceeding, with the remainder to NeXstar.

        If NeXstar decides not to assume responsibility for the conduct such suit or other proceeding, Sumitomo shall have the right, but not obligation, to conduct it for the infringement claim. In such event NeXstar shall pay all expenses of the suit or proceeding including without limitations attorney's fees and court costs, and the indemnity from the third party shall belong to Sumitomo.

12. CLAIMED INFRINGEMENT BY OTHERS. NeXstar shall indemnify, defend and hold Sumitomo harmless from any claim by any third party that the sale, the offer to sell, or use of AmBisome for the approved indication(s) in Japan infringes any patent held or licensed by such third party. NeXstar shall bear any and all expenses, costs of defense (including without limitation attorney's fees, witness fees, damages, judgments, fines, amount paid in settlement or royalties paid to any third party) and any amounts Sumitomo becomes legally obligated to pay because of any claimed infringement or claims, provided that Sumitomo promptly notifies NeXstar such claimed infringement and agrees to cooperate with NeXstar in the defense thereof. This indemnity shall survive the termination of this Agreement.

13. DUE DILIGENCE. Sumitomo shall devote the same degree of attention, resources and diligence to its respective obligations in this Agreement and its efforts to develop, manufacture, market and sell AmBisome in Japan as it devotes to other products of its own development.

14.     TERM AND TERMINATION.

        14-1. This Agreement shall become effective from the date of the last signature set forth herein below and shall continue till the later of the expiration date of the last of the patents in the Patent Rights or a period of ten (10) years after Sumitomo's launch of the Product in the Territory. After such expiration date, this Agreement will be automatically extended for every succeeding 1 year unless Sumitomo notifies NeXstar of its desire to terminate this Agreement at least six (6) months prior to the expiry.

        14-2. Each party may terminate this Agreement without payment of any compensation by giving a written notice of termination

                (i) if the other party files a petition in bankruptcy or a petition to take advantage of any insolvency or reorganization act or, if the other party be adjudicated a bankruptcy, or a court of complete jurisdiction shall enter an order of decree
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                        appointing a receiver of property of the party, and such
                        adjudication, order or decree shall not be vacated or set aside or stayed within thirty (30) days from its entry.

                (ii) if the other party has failed to perform a material provision of this Agreement and has not corrected such failure within sixty (60) days after receipt of notice describing such failure.

        14-3. Sumitomo may terminate this Agreement at any time upon six (6) months' prior notice to NeXstar and payment of all amounts due to NeXstar in such six (6) month period.

        14-4. In the event that this Agreement is terminated by Sumitomo, except for the termination by the reason of NeXstar's failure (which shall include the termination by Sumitomo pursuant to 14-2), Sumitomo will assign and/or transfer any IND, NDA and/or Registration for AmBisome to NeXstar of NeXstar's designee. In the event of termination under paragraph 14-3, Sumitomo agrees to effect the assignment and/or transfer prior to the termination date.

15. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns; provided, however, that neither party shall assign any of its rights and obligations hereunder except (i) as incident to the merger, consolidations, reorganization, or acquisition of stock or assets affecting substantially all of the assets or actual voting control of the assigning party, or (ii) to an Affiliate; provided, however, that in no event shall either party's obligations under the Agreement be assigned to an Affiliate without prior written consent of the other party. Affiliate shall mean a company of which at least fifty percent (50%) of the voting stock is owned or controlled by the party concerned.
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16.     GOVERNING LAW AND ARBITRATION. This Agreement shall be governed by the laws of Germany. Any and all disputes, controversies or differences which may arise between the parties hereto in relation to the interpretation or administration of this Agreement shall finally be settled by arbitration in accordance with the rules of the International Chamber of Commerce, by which each party hereto is bound. The arbitration shall be held in Tokyo, Japan, if demanded by NeXstar, in Denver, U.S.A., if demanded by Sumitomo.

17. NO WARRANTY. NeXstar shall not be liable to Sumitomo, Sumitomo's Affiliates, successors or any third party with respect to any claim arising from the use of AmBisome, or any claim for loss of profits, loss or interruption of business, or for indirect, special or consequential damages of any kind, except stipulated otherwise in this Agreement and except any claim directly resulted from the willful misconduct or failure in manufacturing AmBisome by NeXstar.

18.     FORCE MAJEURE. Neither party shall be responsible for failure or delay in the performance of any of its obligations hereunder due to Force Majeure. Force Majeure shall mean any circumstance which, due to an event or a legal position beyond the parties' reasonable control, renders impossible the fulfillment of any of the parties' obligations hereunder, such as, but not limited to, acts of God, acts, regulations and laws of any government, wars, civil commotions, destructions of production facilities or materials by fires, earthquakes or storms, labour disturbances, shortages of public utilities, common carriers or raw materials, or any other causes of similar effects. The obligations hereunder which are rendered impossible by any case of Force Majeure shall not be discharged, but only be suspended and the party so affected shall continue to perform its obligations as soon as such case of Force Majeure is removed or alleviated.
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19.     NOTICES. All notices, reports, requests or demands required or permitted under this Agreement shall be forwarded, charges prepaid, by registered air mail or by air courier or may be sent by facsimile, with confirmed transmission, properly addressed to the respective Parties as follows:

If to NeXstar:

          NeXstar Pharmaceuticals, Inc.
          2860 Wilderness Place
          Boulder, Colorado 80301
          U.S.A.
          (fax) 1-303-444-0672
          Attention: Michael T. Burke
                     Vice President, Business Development

          With a copy to: Adam Cochran
                          Vice President and General Counsel
                          Same address as set forth above

If to Sumitomo:

          Sumitomo Pharmaceuticals Co. Ltd.
          2-8, Doshomachi 2-chome Chuo-ku
          Osaka 541, Japan
          (fax) 81-6-233-2399
          Attention: Mr. Shigeru Sakai
                     Manager, R & D Coordination Department
          With a copy to: Mr. Yoshinori Takashima
                          Manager, Corporate Planning Department
                          Same address as set forth above

20. INDEPENDENT CONTRACTORS. No agency, partnership or joint venture is hereby established. Each Party shall act hereunder as an independent contractor. Neither Party shall enter into, or incur, or hold itself out to third parties as having authority to enter into or incur on behalf of the other Party any contractual obligations, expenses or liabilities whatsoever.
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Sumitomo Pharmaceuticals Co., Ltd.              NeXstar Pharmaceuticals Inc.

By: /s/ MASAYASU TAKEUCHI                       By: /s/ PATRICK J. MAHAFFY
   ---------------------------                     ---------------------------
   Masayasu Takeuchi

Title: President                                Title: President and Chief
      ------------------------                        ------------------------
                                                           Executive Officer
                                                      ------------------------

Date: September 26, 1996                        Date: September 20, 1996
     -------------------------                        ------------------------















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                                   EXHIBIT A

                          AMBISOME PRODUCT DESCRIPTION

AmBisome for injection is a sterile lyophilized product for intravenous infusion. Each vial contains 50 mg of amphotericin B, U.S.P., Ph. Eur. encapsulated in liposomes consisting of approximately 213 mg hydrogenated soy phosphatidylcholine, 52 mg cholesterol, U.S.N.F., 84 mg distearoylphosphatidylglycerol, 0.64 mg alpha tocopherol, U.S.P., Ph. Eur. together with 900 mg sucrose, U.S.P., Ph. Eur. and 27 mg disodium succinate hexahydrate as buffer. AmBisome is presented in sterile 50 cc and 30 cc, type I, USP, EP glass vials. The closure consists of an elastomer stopper and a crimped aluminum sealing ring fitted with removable plastic cap.



                                EXHIBITS B AND C

[Confidential Material omitted and filed separately with the Securities and Exchange Commission pursuant to Section 24b-2 of the Securities Exchange Act of 1934.]